UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C.   20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
March 12, 2007
Date of Report (Date of earliest event reported)
PRG-Schultz International, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Georgia
(State or Other Jurisdiction of Incorporation)

0-28000	58-2213805

(Commission File Number)	(IRS Employer Identification No.)

600 Galleria Parkway, Suite 100, Atlanta, Georgia	30339-5949

(Address of Principal Executive Offices)	(Zip Code)
770-779-3900

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities
On the dates reflected in the table below holders of the Company’s 9.0% Senior Series A Convertible Participating Preferred Stock (the “Series A Preferred Stock”) and a holder of the Company’s 10% Senior Convertible Notes due 2011 (the “10% Notes”) converted a total of 857 shares of the Series A Preferred Stock and $400,000 in aggregate principal amount of the 10% Notes into an aggregate of 99,353 shares of the Company’s common stock.

	Number of Shares of		Number of Shares of
	Series A Preferred	Principal Amount of	Common Stock Issued
Date of Conversion	Stock Converted	10% Notes Converted	Upon Conversion
February 6, 2007	291	N/A	12,840
February 16, 2007	566	N/A	24,975
March 12, 2007	N/A	$400,000	61,538
Total	857	$400,000	99,353
The Series A Preferred Stock was converted at the applicable conversion ratio under the terms of the Series A Preferred Stock, which at the time of the conversions was approximately 44.126034 shares of common stock per one share ($125.34 liquidation preference) of Series A Preferred Stock. The 10% Notes were converted at the applicable common stock conversion price under the indenture for the 10% Notes, which at the time of the conversion was $6.50 per share of common stock. No fractional shares were issued in connection with the conversions of the Series A Preferred Stock or the 10% Notes.
The issuance of shares of common stock pursuant to the above conversions consists of an exchange of securities solely with the respective holders of the Company’s Series A Preferred Stock and 10% Notes, and is accordingly exempt from registration under Section 3(a)(9) of the Securities Act of 1933, as amended. No commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.
SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRG-Schultz International, Inc.
By:	/s/ Victor A. Allums
Victor A. Allums
Senior Vice President, Secretary and General Counsel

Dated: March 16, 2007